RULE 424(B)(2)
                                                     REGISTRATION STATEMENT NOS.
                                                33-55473, 33-64455 and 333-15379

PRICING SUPPLEMENT NO. 1, DATED APRIL 7, 1997,
TO PROSPECTUS, DATED DECEMBER 26, 1996 AND PROSPECTUS
SUPPLEMENT, DATED DECEMBER 26, 1996

                         ARIZONA PUBLIC SERVICE COMPANY
                            MEDIUM-TERM SENIOR NOTES,
                                  (FIXED RATE)

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

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
INTEREST PAYABLE EACH APRIL 1 AND                      FORM:
OCTOBER 1 AND AT MATURITY                                X   Book Entry          Certificated
                                                       -----                -----
REGULAR RECORD DATES:  EACH                            TYPE:  X    Senior Notes
MARCH 15 AND SEPTEMBER 15                                   -----
                                                                   Debt Securities
ISSUE PRICE:  100%                                          -----
                                                                   First Mortgage Bonds
                                                            -----

DISTRIBUTOR'S COMMISSION:  .250%                       DISTRIBUTOR(S)/AMOUNT:
                                                       Credit Suisse First Boston Corporation/$25,000,000
ORIGINAL ISSUE DATE:  04/10/97                         Salomon Brothers Inc/$25,000,000

INTEREST RATE PER ANNUM:  6.72% from                   CURRENCY OR CURRENCY UNIT:
April 10, 1997                                           X     U.S. Dollars (USD or U.S. $)
                                                       -----
COUPON DAY COUNT:  30/360
                                                       PUT DATES:  N/A
STATED MATURITY:  04/01/99
                                                       USE OF PROCEEDS:
REPURCHASE PRICE                                       Repayment of short-term debt (estimated average interest
     (For Discount Securities):  N/A                   rate 5.6%) incurred to repurchase long-term debt and preferred stock

REDEMPTION INFORMATION:  Redeemable at
the Make-Whole Redemption Price (See pages S-3 to
S-4 of the Prospectus Supplement)

REPAYMENT INFORMATION:  N/A

OTHER PROVISIONS:  N/A

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The aggregate  principal amount of this offering is U.S.  $50,000,000 (which, if the  securities  offered  hereby are  denominated in a currency or currency unit other than U.S.  dollars,  is the equivalent,  in the currency or currency units set forth herein,  of the principal amount set forth herein at the Exchange Rate set forth  herein) and relates  only to Pricing  Supplement  No. 1.  Securities, including  Medium-Term  Notes,  may be issued by the  Company  in the  aggregate principal amount of up to U.S. $75,000,000 or the equivalent in foreign currency units. To date, including this offering, an aggregate of U.S. $50,000,000 or the equivalent in foreign currency or foreign  currency units of Medium-Term  Notes, and all other Securities, has been issued.
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
TYPE OF SALE:                                        IF PRINCIPAL TRANSACTION, REOFFERING AT:
                As Agent                                      X    varying prices related to
         -----                                              -----  prevailing market prices at the
           X    As Principal                                       time of resale
         -----                                                     fixed public offering price of ____%
                                                            -----  of Principal Amount
=========================================================================================================
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